AMENDED AND RESTATED

FUND SERVICES AGREEMENT

between

SHELTON FUNDS

and

SCM TRUST

and

GEMINI

GFS-0007

INDEX

1.	APPOINTMENT AND DELIVERY OF DOCUMENTS	1
2.	DUTIES OF GFS	2
3.	FEES AND EXPENSES	3
4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE	4
5.	LIMITATION OF TRUST, SHAREHOLDER AND TRUSTEE LIABILITY	6
6.	EXPENSES ASSUMED BY THE FUND FAMILY	7
7.	REPRESENTATIONS AND WARRANTIES	7
8.	CONFIDENTIALITY	8
9.	PROPRIETARY INFORMATION	9
10.	ADDITIONAL FUNDS AND CLASSES	9
11.	ASSIGNMENT AND SUBCONTRACTING	9
11.	TERM AND TERMINATION	10
13.	LIAISON WITH ACCOUNTANTS/ADMINISTRATOR	11
14.	MISCELLANEOUS	11

ATTACHED APPENDICES

Appendix I – Fund Accounting Services

Appendix II – Transfer Agency Services

Appendix III – List of Funds Services & Fees

SHELTON FUNDS
and
SCM TRUST

AMENDED AND RESTATED
FUND SERVICES AGREEMENT

THIS AMENDED AND RESTATED FUND SERVICES AGREEMENT (this "Agreement") dated the 1st day of September, 2019 (the "Effective Date"), by and between SHELTON FUNDS, a statutory trust organized under the laws of the State of Delaware having its principal office and place of business at 1875 Lawrence Street, Suite 300, Denver, Colorado 80202 (the "Shelton Funds"), SCM TRUST, a statutory trust organized under the laws of the State of Massachusetts having its principal office and place of business at 1050 17th Street, Suite 1710, Denver, Colorado 80265 ("SCM"; and together with the Shelton Funds, the "Fund Family" and each a "Trust"), and GEMINI FUND SERVICES, LLC, a Nebraska limited liability company having its principal office and place of business at 17645 Wright Street, Suite 200, Omaha, Nebraska 68130 ("GFS"). For convenience of drafting, the term "Trust" when used herein shall refer to each of the Trusts in its separate legal capacity with the effect that any obligation of a "Trust" will be the separate legal obligation of both the Shelton Funds and SCM, and not their joint obligation. This Agreement replaces and supersedes all prior understandings and agreements between the parties hereto for the services described below.

WHEREAS, the Trust is an open-end management investment company registered with the United States Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

WHEREAS, the Trust is authorized to issue shares ("Shares") in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust offers shares in the series as set forth on Appendix III attached hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 10, being herein referred to as a "Fund," and collectively as the "Funds"); and

WHEREAS, the Trust desires that GFS perform the services selected on Appendix III (collectively the "Services") for the Funds and GFS is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the Trust and GFS hereby agree as follows:

1.	APPOINTMENT AND DELIVERY OF DOCUMENTS

(a)	The Trust, on behalf of each Fund listed in Appendix III attached hereto, hereby appoints GFS to provide the Services to the Trust as selected in Appendix III attached hereto, for the period and on the terms set forth in this Agreement. GFS accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 3 and Appendix III of this Agreement. A description of all the services offered by GFS is set forth on Appendices I and II.

(b)	In connection therewith, the Fund Family has delivered to GFS copies of:

(i)	the Trusts' Agreement and Declaration of Trust and Bylaws (collectively, the "Organizational Documents");

(ii)	the Trusts' Registration Statement on Form N-1A and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the 1940 Act (the "Registration Statement");

(iii)	the Trusts' notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

(iv)	the Trusts' current Prospectus and Statement of Additional Information for each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus");

(v)	each Fund's current plan of distribution adopted by the Trust under Rule 12b-1 under the 1940 Act (the "Plan");

(vi)	each Fund's investment advisory agreement;

(vii)	each Fund's underwriting agreement (or other distribution agreements);

(viii)	contact information for each Fund's service providers, including but not limited to, the Fund's administrator, custodian, transfer agent, independent auditors, legal counsel, underwriter, and chief compliance officer;

(ix)	a copy of all the compliance procedures adopted by the Trust, in respect of the Funds, in accordance with the rules and regulations under the 1940 Act, including, without limitation, Rule 38a-1; and

(x)	a copy of all compliance procedures adopted by the Trust, in respect of the Funds, in accordance with the rules and regulations under the Investment Company Act, including, without limitation, Rule 38a-1.

(c)	The Fund Family shall promptly furnish GFS with all amendments of or supplements to the items listed in Section 1(b) above, and shall deliver to GFS a copy of the resolutions of the Board of Trustees of the Fund Family (the "Board") appointing GFS and authorizing the execution and delivery of this Agreement.

2.	DUTIES OF GFS

GFS's duties with respect to the Services are detailed in Appendices I and II to this Agreement.

(a)	In order for GFS to perform the Services, the Fund Family

(i)	shall instruct all service providers to the Funds of the Trust to furnish to GFS any and all information requested by GFS, and assist GFS as may be required, and

(ii)	shall provide to GFS, or instruct service providers to provide to GFS, access to all records and documents maintained by the Trust or any service provider to the Fund Family or a Fund of the Trust.

(b)	GFS shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(c)	Whenever, in the course of performing its duties under this Agreement, GFS determines, on the basis of information supplied to GFS by the Fund Family, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred, or with the passage of time could occur, GFS shall promptly notify the Fund Family and its administrator of such violation.

3.	FEES AND EXPENSES

(a)	Fees. As compensation for the Services provided by GFS to the Fund Family pursuant to this Agreement, the Fund Family, on behalf of each Fund, agrees to pay GFS the fees set forth in Appendix III attached hereto. Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date GFS begins providing services to such Fund Family or a Fund. For the purpose of determining fees calculated as a function of a Fund's assets, the value of the Fund's assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board. GFS will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Services provided for partial months shall be subject to pro ration.

(b)	Expenses. GFS will bear its own expenses, in connection with the performance of the Services under this Agreement, except as provided herein or as agreed to by the parties. In addition to the fees paid under Section 3(a), the Fund Family agrees to reimburse GFS for all reasonable out-of-pocket expenses or advances incurred by GFS to perform the Services or otherwise incurred by GFS at the request or with the consent of the Trust. For reports, analyses and services requested in writing by the Trust and provided by GFS, not in the ordinary course, GFS shall charge hourly fees as specified in Appendix III attached hereto.

(c)	Fee Changes. On each anniversary date of this Agreement (determined from the "Effective Date" as defined above), the base and/or minimum fees enumerated in Appendix III attached hereto, may be increased by the change in the Consumer Price Index for the Midwest region (the "CPI") for the twelve-month period ending with the month preceding such annual anniversary date. Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years. GFS agrees to provide the Fund Family administrator prior written notice of any CPI increase.

(d)	Due Date. All fees contemplated under Section 3(a) above and reimbursement for all expenses contemplated under Section 3(b) above are due and payable within ten (10) days of receipt of an invoice provided by GFS. Any fees or reimbursements due hereunder not received by its due date may be assessed interest at the maximum amount permitted by law. GFS will use its best efforts to invoice for all fees owing under this Agreement promptly following the close of each month, and within sixty (60) days of the occurrence of any expense to which it is entitled to reimbursement under this Agreement. Notwithstanding anything herein to the contrary, the Fund Family shall have no obligation to reimburse GFS for expenses incurred by GFS, if GFS has not invoiced the Fund Family with respect to such expense reimbursement within sixty (60) days of the date on which GFS incurred such expense.

(e)	Books and Records. The accounts, books, records and other documents maintained by GFS in connection with its performance of the Services (the "Records") shall be the property of the Funds, and shall be surrendered to the Funds, at the expense of the Funds, promptly upon request by the Funds in the form in which such Records have been maintained or preserved, provided that all service fees and expenses charged by GFS in the performance of its duties hereunder have been fully paid to the satisfaction of GFS. GFS agrees to maintain a backup set of Records of the Funds (which backup set shall be updated on at least a weekly basis) at a location other than that where the original Records are stored. GFS shall assist the Funds' independent auditors, or, upon approval of the Funds, any regulatory body, in any requested review of the Funds' Records. GFS shall preserve the Records, in accordance with the provisions of, and as they are required to be maintained and preserved under, Rule 31a-1 under the Investment Company Act.

(f)	De-Conversion Fees. Upon termination of this Agreement for any reason other than a material breach by GFS, GFS will charge a "De-Conversion" fee to compensate GFS for providing to the Fund's new service providers, all material records, history and data maintained by GFS under this Agreement. The amount of the De-Conversion fee is specified in Appendix III attached hereto. In addition, GFS reserves the right to charge for out-of-pocket expenses associated with the De-Conversion, as specified in Section 12(d) of this Agreement.

(g)	Post-Engagement Audit Support Fees. After a De-Conversion, GFS is often called upon to provide support to a Fund's service provider and assist with a Fund's annual audit. Services provided by GFS to accommodate a Fund's request following termination of this Agreement shall be subject to GFS's standard hourly rates existing at the time of the request, not to exceed $15,000 in the aggregate.

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)	Indemnification of GFS. The Fund Family shall, on behalf of each applicable Fund, indemnify and hold GFS harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to the Fund Family's refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by the Fund Family contained in this Agreement, or which arise out of the Fund Family's lack of good faith, gross negligence or willful misconduct with respect to the Fund Family's performance under or in connection with this Agreement. GFS shall be without liability for any action reasonably taken or omitted pursuant to this Agreement.

(b)	Indemnification of the Fund Family and Funds. GFS shall indemnify and hold the Fund Family and each applicable Fund harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to GFS's refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by GFS contained in this Agreement or which arise out of GFS's lack of good faith, gross negligence, or willful misconduct with respect to GFS's performance under or in connection with this Agreement.

(c)	Reliance. Except to the extent that GFS may be liable pursuant to Sections 4(a) and 4(b) above, the Fund Family shall hold GFS harmless and GFS shall not be liable for any action taken or failure to act in reliance upon, and shall be entitled to rely upon:

(i)	advice of the Fund Family, its officers, independent auditors or counsel to the Fund Family;

(ii)	any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction pursuant to the parties standard operating practices;

(iii)	any written instruction or certified copy of any resolution of the Board, and GFS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed by GFS to have been validly executed;

(iv)	any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed by GFS to be genuine and to have been signed or presented by the Fund Family or other proper party or parties;

(v)	any instruction, information, data, records or documents provided to GFS or its agents or subcontractors furnished (pursuant to procedures mutually agreed to by GFS and the Fund Family's service providers) by machine readable input, data entry, email, facsimile or other similar means authorized by the Trust; and

(vi)	any authorization, instruction, approval, item or set of data, or information of any kind transmitted to GFS in person or by telephone, email, facsimile or other electronic means, furnished and reasonably believed by GFS to be genuine and to have been given by the proper person or persons. GFS shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund Family.

GFS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which GFS reasonably believes to be genuine.

At any time, GFS may apply to any officer of the Fund Family for instructions, and may consult with the administrator to the Fund Family with respect to any matter arising in connection with the routine services to be performed by GFS under this Agreement, and GFS and its agents or subcontractors shall not be liable and shall be indemnified by the Fund Family on behalf of the applicable Fund for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice of such counsel. GFS agrees to obtain written consent from the Fund's administrator before engaging in any non-routine legal consultation that may result in additional legal costs to a Fund or the Fund Family.

(d)	Errors of Others. GFS shall not be liable for the errors of other service providers to the Trust, except or unless any GFS action or inaction is a direct cause of the error.

(e)	Reliance on Electronic Instructions. If the Fund Family has the ability to originate electronic instructions to GFS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event GFS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by GFS and the Fund's administrator.

(f)	Notification of Claims. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

(g)	Notwithstanding any other provision of this Agreement, GFS's maximum liability to the Fund Family or any applicable Fund arising out of the transactions contemplated hereby, whether arising in contract, tort (including, without limitation, negligence) or otherwise, shall not exceed the direct loss to the Trust or such Fund (as applicable). IN NO EVENT SHALL GFS BE LIABLE FOR TRADING LOSSES, LOST REVENUES, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OR LOST PROFITS, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR GFS WAS ADVISED OF THE POSSIBILITY THEREOF. THE PARTIES ACKNOWLEDGE THAT THE OTHER PARTS OF THIS AGREEMENT ARE PREMISED UPON THE LIMITATION STATED IN THIS SECTION.

5.	LIMITATION OF TRUST, SHAREHOLDER AND TRUSTEE LIABILITY

The Shelton Funds shall not be liable for any obligations of the SCM hereunder and the SCM shall not be liable for any obligations of the Shelton Funds hereunder. The Board and the shareholders of each Fund shall not be liable for any obligations of the Fund Family or of the Funds under this Agreement, and GFS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund (or Funds) to which GFS's rights or claims relate in settlement of such rights or claims, and not to the Board or the shareholders of the Funds. It is expressly agreed that the obligations of the Fund Family hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Fund Family personally, but bind only the Fund Family property of the Fund Family, as provided in the Agreement and Declaration of Trust of the Fund Family. The execution and delivery of this Agreement has been authorized by the Board of the Fund Family and signed by the officers of the Fund Family, acting as such, and neither such authorization by the Board and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of each Trust as provided in their Agreement and Declaration of Trusts. A copy of each Agreement and Declaration of Trust of the Fund Family is on file with the Secretary of State in the states in which the Trusts are organized.

6.	EXPENSES ASSUMED BY THE FUND FAMILY

Except as otherwise specifically stated in this Agreement, GFS shall pay all expenses incurred by it in performing the Services under this Agreement. Each Fund of the Fund Family will bear out-of-pocket expenses incurred by GFS under this Agreement, including, but not limited to:

(a)	taxes;
(b)	interest;
(c)	brokerage fees and commissions, if any;
(d)	fees for trustees;
(e)	SEC fees (including EDGAR filing fees);
(f)	state blue sky registration or qualification fees;
(g)	advisory fees;
(h)	charges of custodians;
(i)	transfer and dividend disbursing agents' fees
(j)	insurance premiums;
(k)	outside auditing and legal expenses;
(l)	costs of maintaining Trusts existence;
(m)	costs of preparing and printing prospectuses for regulatory purposes;
(n)	costs of shareholders' reports, Trust meetings and related expenses; and
(o)	any extraordinary expenses.

7.	REPRESENTATIONS AND WARRANTIES

(a)	Representations of GFS. GFS represents and warrants to the Fund Family that:

(i)	it is a limited liability company duly organized and existing and in good standing under the laws of the State of Nebraska;

(ii)	it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

(iv)	it is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended, and shall continue to be registered throughout the remainder of this Agreement.

(b)	Representations of the Fund Family. The Fund Family represents and warrants to GFS that:

(i)	each Trust is duly organized and existing and in good standing under the laws of the State of its organization;

(ii)	each Trust is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;

(iii)	all proceedings required by said Organizational Documents have been taken to authorize it to enter into and perform this Agreement;

(iv)	each Trust is an open-end management investment company registered under the Investment Company Act and will operate in conformance with the Investment Company Act and all rules and regulations promulgated thereunder during the term of this Agreement;

(v)	a registration statement under the Securities Act is currently effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund(s) being offered for sale; and

(vi)	each Trust's Organizational Documents, Registration Statement and Prospectus will comply with applicable federal and state securities laws at all times during the term of this Agreement.

8.	CONFIDENTIALITY

GFS and the Trusts agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that GFS may:

(a)	prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

(c)	release such information as permitted or required by law or approved in writing by the Trusts, which approval shall not be unreasonably withheld and may not be withheld where GFS may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the administrator and the Advisers.

Except as provided above, in accordance with Title 17, Chapter II, part 248 of the Code of Federal Regulations (17 CFR 248.1 – 248.30) ("Reg S-P"), GFS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from a Fund to any person that is not affiliated with the Fund or with GFS and provided that any such information disclosed to an affiliate of GFS shall be under the same limitations on non-disclosure.

Both parties agree to communicate sensitive information via secured communication channels (i.e., encrypted format).

9.	PROPRIETARY INFORMATION

(a)	Proprietary Information of GFS. The Fund Family acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by GFS on databases under the control and ownership of GFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, "GFS Proprietary Information") of substantial value to GFS or the third party. The Fund Family agrees to treat all GFS Proprietary Information as proprietary to GFS and further agrees that it shall not divulge any GFS Proprietary Information to any person or organization except as may be provided under this Agreement.

(b)	Proprietary Information of the Fund Family. GFS acknowledges that the Shareholder list and all information related to shareholders furnished to GFS by the Fund Family or by a shareholder in connection with this Agreement (collectively, "Customer Data") all information regarding the Fund Family portfolios, including the holdings of such portfolios until such time as they are made publicly available at the direction of the Fund Family, arrangements with brokerage firms, compensation paid to or by the Fund Family, trading strategies and all such related information (collectively, "Fund Family Proprietary Information") constitute proprietary information of substantial value to the Fund Family. In no event shall GFS Proprietary Information be deemed Fund Family Proprietary Information or Customer Data. GFS agrees to treat all Fund Family Proprietary Information and Customer Data as proprietary to the Fund Family and further agrees that it shall not divulge any Fund Family Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Fund Family or as may be duly requested by regulatory authorities.

(c)	Each party shall advise its employees of their obligations pursuant to this Section 9. The obligations of this section shall survive any earlier termination of this Agreement.

10.	ADDITIONAL FUNDS AND CLASSES

In the event that the Fund Family establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and classes under this Agreement with necessary changes made to Appendix III; however, either GFS or the Fund Family may elect not to make any such series or classes subject to this Agreement. To the extent any changes are made to Appendix III, the same shall be made by mutual consent of the parties.

11.	ASSIGNMENT AND SUBCONTRACTING

This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns. This Agreement shall not be assigned without the prior written consent of all parties. Notwithstanding the foregoing, the Fund Family hereby consents to GFS's subcontracting of any or all of its responsibilities under this Agreement to one or more companies, trusts, firms, individuals or associations, which may or may not be affiliated persons of GFS and which agree to comply with the terms of this Agreement; provided, however, that any such subcontracting shall not relieve GFS of its responsibilities hereunder and GFS shall be as fully liable for the performance or non-performance by its subcontractors as if it had undertaken such duties or obligations itself. GFS may pay such persons for their services, but no such payment will increase fees due from the Fund Family hereunder.

11.	TERM AND TERMINATION

(a)	Term. This Agreement shall remain in effect for a period of one (1) year from September 1, 2019 (the "Initial Term") and shall continue in effect for successive twelve-month periods (each such period, a "Renewal Period") provided that such continuance is specifically approved at least annually by a majority of the Board.

(c)	Termination. This Agreement can be terminated for any reason upon one hundred twenty (120) days' prior written notice by either party after August 31, 2020. Upon termination of this Agreement, GFS shall, except as expressly set forth herein to the contrary, have no further obligation to provide Services to the terminating Fund(s) and all outstanding payments due from such Fund(s) under this Agreement shall become immediately due and payable to GFS, including any unpaid fees earned through the date of termination and the balance of all future minimum fees due under the remaining term of this Agreement. In the event of termination, GFS agrees that it will cooperate to facilitate the smooth transition of services and to minimize disruption to a Fund and its shareholders. Notwithstanding the foregoing, either party may terminate this Agreement at any time, without penalty or payment of any fee in respect thereof upon thirty (30) days' written notice in the event of a breach by the other party. The breaching party shall have a right to attempt to cure any such breach within the thirty-day notice period. If the breach is not cured within said period, then the termination hereof will, at the election of the non-breaching party, proceed in accordance with the notice and the parties hereto will submit any outstanding disagreements hereunder to arbitration, in accordance with Section 14(g), below. Notwithstanding any other provision hereof to the contrary this Agreement can be terminated with respect to a particular Fund or Funds at any time upon thirty (30) days' prior written notice if the Board makes a determination to liquidate, close, merge or sell such Fund(s).

(d)	Reimbursement of GFS's Expenses. If this Agreement is terminated with respect to a Trust, other than due to a termination by the Trust due to a breach by GFS, GFS shall be entitled to collect from such Trust: (i) the fees and expenses described in Section 3 of this Agreement and (ii) an amount, not to exceed $20,000, sufficient to reimburse GFS for all of GFS's reasonable labor charges and cash disbursements for services rendered in connection with GFS's activities in effecting such termination, including, without limitation, the labor costs and expenses associated with the de-conversion of the Trust's records from GFS's computer systems, and the delivery to the Trust or its designees of the Trust’s property, records, Instruments and documents, or any copies thereof. Upon payment of such amounts, if applicable, and if not applicable, upon termination of this Agreement, GFS shall turn over all books and records of the Trust that are created and maintained under the provisions of Section 3(e) hereof.

(e)	Survival of Certain Obligations. The obligations of Sections 3, 4, 8, 9, 12 and 13 shall survive any termination of this Agreement.

13.	LIAISON WITH ACCOUNTANTS/ADMINISTRATOR

(a)	GFS shall act as liaison with each Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Fund. GFS shall take reasonable actions in the performance of its duties under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund Family.

(b)	GFS shall act as liaison with each Fund's administrator and shall take reasonable actions to ensure that necessary Fund information is made available to the Fund's administrator.

14.	MISCELLANEOUS

(a)	Amendments. This Agreement may not be amended, or any provision hereof waived, except in writing signed by the party against which the enforcement of such amendment or waiver is sought.

(b)	Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Nebraska.

(c)	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)	Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)	Severability. If any part, term or provision of this Agreement is held to be illegal, unenforceable, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal, unenforceable or invalid.

(f)	Force Majeure. Neither party shall be liable for failure to perform if the failure results from a cause beyond Its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God. Without limiting the generality of the foregoing, it is expressly understood and agreed that GFS shall maintain a reasonably designed disaster recovery plan at all times during the term hereof, and shall implement the provisions thereof in any appropriate instance in an effort to mitigate or eliminate the impact of any such force majeure event.

(g)	Arbitration. The parties understand and agree that, to the extent permitted by law, all claims arising out of this Agreement will be resolved through final and binding arbitration pursuant to the terms hereof. In this regard, the parties acknowledge and agree that: (i) such arbitration will be final and binding on the parties; (ii) the parties are hereby waiving their rights to seek remedies in court, including the right to a jury trial; (iii) pre-arbitration discovery is generally more limited than and different from discovery conducted in connection with litigation; (iv) the arbitrator's award is not required to include factual findings or legal reasoning; and (v) a party's right to appeal or seek modification of rulings by the arbitrator will be strictly limited.

Such arbitration will be conducted in Nebraska according to the securities arbitration rules then in effect of the American Arbitration Association. Such arbitration will be conducted by a single arbitrator, if the parties can agree upon one, otherwise by three arbitrators, one to be appointed by each of GFS and the Fund Family, and the third to be chosen by the first two named arbitrators. Each party understands that another party may initiate arbitration by serving or mailing a written notice to the other parties hereto by certified mail, return receipt requested. Any award the arbitration panel makes will be final, and judgment on it may be entered in any court having jurisdiction.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys' fees and costs incurred in connection with the enforcement of this Agreement. No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action who is a member of a putative class action until:

●	The class certification is denied;
●	The class is decertified; or
●	The person is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(h)	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(i)	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by overnight, registered or certified mail, postage prepaid, or by facsimile to each party at the address set forth below or at such new address designated by such party by notice given pursuant to this Section.

To the Shelton Funds:	To GFS:

Stephen C. Rogers	Kevin Wolf
President	Executive Vice President
Shelton Funds	Gemini Fund Services, LLC
1875 Lawrence Street, Suite 300	17645 Wright Street, Suite 200
Denver, CO 80202	Omaha, NE 68130
Telephone: (405) 398-2727	Telephone: (631) 470-2635
srogers@sheltoncap.com	Kwolf@ultimusfundsolutions.com

With a copy to:	With a copy to:

Peter H. Schwartz, Esq. Davis Graham & Stubbs	General Counsel
LLP	Gemini Fund Services, LLC
1550 17th Street, Suite 500	17645 Wright Street, Suite 200
Denver, CO 80202	Omaha, NE 68130

To the SCM:

Stephen C. Rogers

President

SCM Trust

1050 17th Street, Suite 1710

Denver, CO 80265

Telephone: (405) 398-2727

srogers@sheltoncap.com

With a copy to:

Peter H. Schwartz, Esq.

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, CO 80202

(j)	Safekeeping. GFS shall establish and maintain facilities and procedures reasonably acceptable to the Fund Family for the safekeeping and control of records maintained by GFS under this Agreement including the preparation and use of check forms, facsimile, email or other electronic signature imprinting devices.

(k)	Distinction of Funds. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Fund Family are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(l)	Representation of Signatories. Each of the undersigned expressly warrants and represents that the individual or individuals signing this instrument on their behalf have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, effective as of the day and year first above written.

SHELTON FUNDS		GEMINI FUND SERVICES, LLC

By:		By:
	Stephen C. Rogers		Kevin Wolf
	President		Executive Vice President

SCM TRUST

By:
Stephen C. Rogers
President

APPENDIX I

Fund Accounting Services

With respect to each Fund electing Fund Accounting Services, GFS shall provide the following services subject to, and in compliance with, the objectives, policies and limitations set forth in each Trust's Registration Statement, each Trusts' Organizational Documents, applicable laws and regulations, and resolutions and policies established by each Trust's Board:

1)          Timely calculate the net asset value per share with the frequency prescribed in each Fund's then-current Prospectus, transmit the Fund's net asset value to the Fund's listing exchange, and communicate such net asset value to the Fund Family and its transfer agent;

2)          Calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Fund Family and in conformance with generally accepted accounting principles ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)(the "Code");

3)          Prepare and maintain on behalf of the Fund Family, books and records of each Fund, as required by Rule 31a-1 under the Investment Company Act, and as such rule or any successor rule, may be amended from time to time, that are applicable to the fulfillment of GFS's Fund Accounting Services, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Fund Family and GFS. Without limiting the generality of the foregoing, GFS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:

a.	Cash receipts journal
b.	Cash disbursements journal
c.	Dividend record
d.	Purchase and sales - portfolio securities journals
e.	Subscription and redemption journals
f.	Security ledgers
g.	Broker ledger
h.	General ledger
i.	Daily expense accruals
j.	Daily income accruals
k.	Securities and monies borrowed or loaned and collateral therefore
l.	Foreign currency journals
m.	Trial balances

4)          Make such adjustments over such periods as the Trusts' administrator deems necessary, and communicates to GFS in writing, to reflect over-accruals or under-accruals of estimated expenses or income;

5)          Provide the Fund Family and, each investment adviser including the sub-adviser serving as an investment adviser or sub-adviser for a Fund with daily portfolio valuation, net asset value calculation and other requested and standard operational reports as requested, at time of conversion and from time to time;

Appendix I | Page 1

6)          Provide all raw data available from its mutual fund accounting system for the Fund's investment adviser or the administrator to assist in preparation of the following:

a.	Semi-annual financial statements;
b.	Annual form N-CEN and annual tax returns;
c.	Financial data necessary to update the Trust's Registration Statement; and
d.	Annual proxy statement.

7)          Provide facilities to accommodate an annual audit by each Fund's independent accountants and, upon approval of the Fund Family, any audits or examinations conducted by the SEC or any other governmental or quasi-governmental entities with jurisdiction;

8)          Transmit to and receive from each Fund's transfer agent appropriate data on a daily basis and daily reconcile Shares outstanding and other data with the transfer agent;

9)          Periodically reconcile all appropriate data with each Fund's custodian; and

10)        Perform such other record keeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board pursuant to mutually acceptable timelines and compensation agreements.

Fund Accounting Records.

Maintenance of and Access to Records. GFS shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the Investment Company Act and, specifically, Rule 31a-1 thereunder. The books and records pertaining to the Fund Family that are in possession of GFS shall be the property of the Fund Family. The Fund Family, or the Fund Family's authorized representatives, shall have access to such books and records at all times during GFS's normal business hours. Upon the reasonable request of the Fund Family, copies of any such books and records shall be provided promptly by GFS to the Fund Family or the Fund Family's authorized representatives. In the event the Fund Family designates a successor that assumes any of GFS's obligations hereunder, GFS shall, at the expense and direction of the Fund Family, transfer to such successor all relevant books, records and other data established or maintained by GFS under this Agreement.

Inspection of Records. In case of any requests or demands for the inspection of the records of the Fund Family maintained by GFS, GFS will endeavor to notify the Fund Family and to secure instructions from an authorized officer of the Fund Family as to such inspection. GFS shall abide by the Fund Family's instructions for granting or denying the inspection; provided, however, that GFS may grant the inspection without instructions from each Fund Family if GFS is subject to court order or regulatory demand, with required notice to Fund Family.

All out-of-pocket expenses will be billed as set forth on Appendix III. GFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Fund Accounting Services. Any modification of the Fund Accounting Services provided by GFS as set forth in this Appendix I must be mutually agreed to in writing by both GFS and the Fund Family, Trust or a Fund.

Appendix I | Page 2

APPENDIX II

Transfer Agency Services

With respect to each Fund electing Transfer Agency Services, GFS shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in each Trust's Registration Statement, each Trust's Organizational Documents, applicable laws and regulations, and resolutions and policies established by each Trust's Board:

1)          Provide the services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that are customary for open-end management investment companies including:

a.	maintaining all shareholder accounts;
b.	preparing shareholder meeting lists;
c.	preparing and certifying direct shareholder lists in conjunction with proxy solicitations;
d.	preparing periodic mailing of year-end tax and statement information;
e.	mailing shareholder reports and prospectuses to current shareholders;
f.	withholding taxes on U.S. resident and non-resident alien accounts;
g.	preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders;
h.	preparing and mailing confirmation forms and statements of account to shareholders for all purchases and redemptions of Shares and other confirmable transactions in shareholder accounts; and
i.	providing account information in response to inquiries from shareholders.

2)          Receiving for acceptance, orders for the purchase of Shares, and promptly delivering payment and appropriate documentation therefore to the Custodian of the Fund authorized by the Board (the "Custodian"); or, in the case of a Fund operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

3)          Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate shareholder account;

4)          Receiving for acceptance, redemption requests and redemption directions and delivering the appropriate documentation therefore to the Custodian or, in the case of Fund operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

5)          As and when the Fund receives monies paid to it by the Custodian with respect to any redemption, paying over or cause to be paid over the redemption proceeds as required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming shareholders;

6)          Effecting transfers of Shares upon receipt of appropriate instructions from shareholders;

7)          Monitoring and making appropriate filings with respect to the escheatment laws of the various states and territories of the United States;

8)          Preparing and transmitting to shareholders (or crediting the appropriate shareholder accounts) payments for all distributions and dividends declared by the Fund Family with respect to Shares of each Fund;

Appendix II | Page 1

9)          Receiving from shareholders and/or debiting shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and prepare and transmit payments to underwriters, selected dealers and others for commissions and service fees received and provide necessary tracking reports to the Fund Family's and/or the Fund's principal underwriter;

10)        Recording the issuance of shares of a Fund and maintaining pursuant to SEC Rule 17Ad-10 (e) a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, issued and outstanding; and

11)        Providing the Fund Family on a regular basis with each Fund's total number of shares that are authorized and issued and outstanding.

Issuance of Shares.

GFS, in its capacity as transfer agent, shall make original issues of Shares of each Fund in accordance with the Fund's Prospectus, only upon receipt of:

a.	instructions requesting the issuance,
b.	a copy of a resolution of the Board authorizing the issuance,
c.	necessary funds for the payment of any original issue tax applicable to such Shares, and
d.	an opinion of the Fund Family's legal counsel as to the legality and validity of the issuance, which opinion may provide that it is contingent upon the filing by the Fund Family of an appropriate notice with the SEC, as required by Section 24 of the Investment Company Act or the rules thereunder. If such opinion is contingent upon a filing under Section 24 of the Investment Company Act, the Fund Family shall indemnify GFS for any liability arising from the failure of the Fund Family to comply with such section or the rules thereunder.

The responsibility of GFS for each Fund's state registration status is solely limited to the reporting of transactions to the Fund Family, and GFS shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund, its distributor or other agent.

Transfer of Shares.

Transfers of Shares of each Fund shall be registered on the shareholder records maintained by GFS. In registering transfers of Shares, GFS may rely upon the Uniform Commercial Code as in effect in the state of Nebraska or any other statutes that, in the opinion of GFS's legal counsel, protect GFS and the Trust from liability arising from:

a.	not requiring complete documentation;
b.	registering a transfer without an adverse claim inquiry;
c.	delaying registration for purposes of such inquiry; or
d.	refusing registration whenever an adverse claim requires such refusal.

As transfer agent, GFS will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

Appendix II | Page 2

Purchase Orders.

Shares shall be issued in accordance with the terms of the Prospectus after GFS or its agent receives either:

a.	an instruction directing investment in a Fund, a check (other than a third-party check) or a wire or other electronic payment in the amount designated in the instruction and in the case of an initial purchase, a completed account application; or
b.	the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

Distribution Eligibility.

Shares issued in a Fund after receipt of a completed purchase order shall be eligible to receive distributions of the Fund at the time specified in the prospectus pursuant to which the Shares are offered.

Determination of Federal Funds.

Shareholder payments shall be considered "Federal Funds" no later than on the day indicated below unless other times are noted in the Prospectus:

a.	for a wire received, at the time of the receipt of the wire;
b.	for a check drawn on a member bank of the Federal Reserve System, on the second Fund Business Day following receipt of the check; and
c.	for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as GFS is credited with Federal Funds with respect to that check.

Lost Shareholders.

GFS shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 (the "Lost Shareholder Rules") of the Securities Exchange Act of 1934, including, but not limited to, those set forth below. GFS may, in its sole discretion, use the services of a third party to perform some of or all such services.

a.	documentation of search policies and procedures;
b.	execution of required searches;
c.	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

preparation and submission of data and reports required under the Lost Shareholder Rules and, as the agent of the Trust(s), under applicable state escheatment statutes.

Anti-Money Laundering ("AML") Delegation.

The Fund Family and underwriter hereby delegates to GFS certain AML duties under this Agreement, as permitted by law and in accordance with the Fund Family's Anti-Money Laundering Policies and Procedures as may be amended from time to time. Such duties delegated to GFS include procedures reasonably designed to prevent and detect money laundering activities and to ensure that each Fund can have a reasonable belief that it knows the identity of each person or entity opening an account with the Fund. GFS's procedures will include, as appropriate, procedures to assist the Fund(s) to:

●	detect and report suspicious activities;

Appendix II | Page 3

●	comply with "know your customer" requirements;

●	monitor high-risk accounts;

●	maintain required records; and

●	Board reporting of activities and results quarterly.

GFS shall provide for proper supervision and training of its personnel. With respect to assisting the Fund Family with its Customer Identification Program ("CIP") designed to ensure the identity of any person opening a new account with a Fund (a "Customer"), GFS will assist the Fund(s) through the use of the following:

●	risk-based procedures to verify the identity of each Customer to the extent reasonable and practicable, such that the Fund may have a reasonable belief that it knows the true identity of each Customer;

●	before opening an account, obtain a Customer's name, date of birth (for an individual), address, and identification number[1];

●	procedures to verify the identity of a Customer within a reasonable time after the account is opened;

●	procedures for maintenance of records relating to Customer identification and supporting the verification; and

●	procedures to determine whether the Customer's name appears on any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by the Department of the Treasury in consultation with the federal functional regulators, within a reasonable period of time after the account is opened.

●	Provide board reporting of activities and results quarterly

For purposes of verifying the identity of a Customer, GFS may rely on documents, so long as, based on that information, GFS can form a reasonable belief that it knows the identity of the Customer, including:

●	an individual's unexpired government-issued identification evidencing nationality or residence and bearing a photograph or similar safeguard, (such as a driver's license or passport); or

●	documents showing the existence of an entity, such as articles of incorporation, a government-issued business license, a partnership agreement, or Fund Family instrument.

To the extent that the Customer's identity cannot be verified by relying on documents, other methods may be used by GFS, including, (i) contacting a Customer; (ii) independently verifying the Customer's identity through the comparison of information provided by the Customer with information obtained from a consumer reporting agency, public database, or other source; (iii) checking references with other financial institutions; and (iv) obtaining a financial statement.

[1]	An identification number may be, a taxpayer identification number, passport number and country of issuance, alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard.

Appendix II | Page 4

In the event that GFS is not able to verify the identity of a Customer sufficiently that it can form a reasonable belief that it knows the true identity of a Customer, then GFS may, as appropriate:

●	not open an account for the Customer;

●	apply limited terms under which a Customer may use an account until the Customer's identity is verified;

●	close an account, after attempts to verify a Customer's identity have failed; or

●	File all Suspicious Activity Reports in accordance with applicable law and regulation, regarding the Customer

Each Fund represents and agrees that it will provide Customers with adequate notice that the Fund is requesting information to verify their identities. The notice will be included in the application or the prospectus, or a document accompanying the application or prospectus provided it is reasonably designed to ensure that the customer views or otherwise receives the notice before opening the account.

In consideration of the performance of the duties by GFS pursuant to this Section, the Fund Family agrees to pay GFS in accordance with Appendix III.

Anti-Identity Theft Delegation.

To the extent that a Fund has covered accounts that allow redemption proceeds to go to third parties, GFS will assume Anti-Identity Theft monitoring duties for the Fund under this Agreement, pursuant to legal requirements. Any out-of-pocket expenses occurred in this regard are due and payable by the Fund.

Processing through the National Securities Clearing Corporation (the "NSCC").

GFS will: (i) process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the Fund Family), in accordance with, instructions transmitted to and received by GFS by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by GFS; (ii) issue instructions to each Fund's Custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund Family’s records on an appropriate computer system in accordance with NSCC's Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts through Networking.

Transfer Agency Records.

GFS shall maintain the following shareholder account information:

●	name, address and United States Tax Identification or Social Security number;

Appendix II | Page 5

●	number of Shares held and number of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;
●	historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;
●	any stop or restraining order placed against a shareholder's account;
●	any correspondence relating to the current maintenance of a shareholder's account;
●	information with respect to withholdings; and
●	any information required in order for GFS to perform any calculations by this Agreement.

All out-of-pocket expenses will be billed as set forth on Appendix III. GFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Transfer Agency Services. Any modification of the Transfer Agency Services provided by GFS as set forth in this Appendix II must be mutually agreed to, in writing, by both GFS and the Fund Family, Trust or a Fund.

Appendix II | Page 6

APPENDIX III
LIST OF FUNDS
SERVICES & FEES

This Appendix III is part of the Amended and Restated Fund Services Agreement (the "Agreement"), dated September 1, 2019, between Gemini Fund Services, LLC ("GFS"), Shelton Funds and SCM Trust. Set forth below are the Services elected by the Fund(s) identified on this Appendix III (the "Funds") along with the associated Fees. Capitalized terms used herein that are not otherwise defined shall have meanings ascribed to them in the Agreement.

COVERED FUNDS

The Funds to be covered under this Agreement include:

Fund Name

Shelton Funds

California Tax-Free Income Fund

Green California Tax-Free Income FundNasdaq-100 Index

Fund

S&P 500 Index Fund

S&P MidCap Index Fund S&P

SmallCap Index Fund Shelton

Core Value Fund Shelton

Green Alpha Fund

Short-Term U.S Government Bond Fund

The United States Treasury Trust

U.S. Government Securities Fund

SCM Trust

Shelton Real Estate Income Fund

Shelton BDC Income Fund

Shelton International Select Equity Fund

Shelton Tactical Credit Fund

Funds with the same investment adviser are collectively referred to as a 'fund family."

Appendix III | Page 1

Each fund family shall reimburse GFS for all reasonable out-of-pocket expenses incurred by GFS when performing Services under this Agreement, including but not limited to the following:

Appendix III | Page 2

For the avoidance of doubt, the following services will not be provided by GFS, but by the fund family administrator, and the fund family shall have no obligation hereunder to reimburse GFS for out-of-pocket expenses incurred by GFS to the extent the same relate to the following services:

●	Shareholder Servicing
●	Fund Stationery and Supplies

●	Printing Fund Documents
●	Proxy Services
●	Telephone and Toll Free Lines

(Signatures on next page)

Appendix III | Page 3

IN WITNESS WHEREOF, the parties hereto have executed this Appendix III to the Amended and Restated Fund Services Agreement effective as of September 1, 2019.

SHELTON FUNDS		GEMINI FUND SERVICES, LLC

By:		By:
	Stephen C. Rogers		Kevin Wolf
	President		Executive Vice President

SCM TRUST

By:
Stephen C. Rogers President

Appendix III | Page 4

Shareholder Desktop Web Package

Proprietary Secure Web-Based Direct Interface With Transfer Agent Data

Supports Five Levels of Access

[ ]	Fund Administrator
[ ]	Broker/Dealer

[ ]	Broker/Dealer Branch
[ ]	Registered Representative
[ ]	Shareholder

Customizable Look And Feel (Logo And Color Scheme)

Account Inquiry

[ ]	Portfolio Summary
[ ]	Account Position
[ ]	Transaction History
[ ]	General Account Information

Online Transactions (Must have this reflected in the prospectus to offer this functionality)

[ ]	Exchanges
[ ]	Purchases
[ ]	Redemptions
[ ]	Prospectus and SAI Access

Account Maintenance

[ ]	Change of Shareholder Information
○	Address
○	Phone Number
○	Email Address

Online Statement Access

[ ]	Quarterly Statements and Confirms

[ ]	Electronic Delivery (Should have this reflected in the prospectus and application to offer this functionality)
○	Statements
○	Confirms
○	Regulatory Mailings

Shareholder Desktop Online New Accounts

[ ]	Allows clients the ability to set up a new account online if they provide valid ACH information and agree to all disclaimers and agreements on site.
[ ]	E-Signature capability ’

Appendix III | Page 5

Fund Data Web Package

Performance Web Page

●	Comprehensive performance report hosted by GFS
○	Fund performance updated nightly
○	Up to 20 indexes available
○	Data provided in simple format to be encapsulated into Fund's own website to provide a custom look and feel
○	Growth of $10,000 graph available

Holdings web page

●	Fund holding updated periodically to meet fund disclosure rules hosted by GFS
○	Fund holding updated periodically to meet fund disclosure rules
○	Top ten report available
○	Data provided in simple format to be encapsulated into Fund's own website to provide a custom look and feel

Historical NAV web page

●	Provides historical NAV information for a specified period of time and for a specified fund
○	Data provided in simple format to be encapsulated into Fund's own website to provide a custom look and feel

Fulfillment web page

●	Provides an online request form for shareholders who wish to request a hard copy of the fulfillment material mailed to them
○	Request is automatically routed online to the Shareholder Services Team at GFS for processing
○	Reporting of Fulfillment requests made online or via phone available via GFS Reporting Services Tool.

GFS reporting utilizes the next generation secure web-based report delivery vehicle which allows for direct request or subscription based delivery reports available in multiple formats (PDF, Excel, XML, CSV)

Appendix III | Page 6